                                Exhibit 99.1
Katapult Provides Interim Update on Gross Originations

PLANO, Texas, December 1, 2021 (GLOBE NEWSWIRE) – Katapult Holdings, Inc. (“Katapult” or the “Company”) (NASDAQ: KPLT), an e-commerce focused financial technology company, today provided an interim update on its quarter-to-date Gross Originations. The Company booked Gross Originations from October 1, 2021, through November 30, 2021, of $40.4 million. This compares to Gross Originations in the same period of 2020 and 2019 of $41.7 million and $26.1 million, respectively.

Gross Originations
(Oct. 1st - Nov. 30th)	($ millions)	Change
2019	$26.1
2020	$41.7	59.8%
2021	$40.4	-3.2%

Chief Executive Officer, Orlando Zayas, notes, “Our quarter-to-date Gross Originations were down 3.2% year-over-year, which reflects many of the same economic trends we saw in the 3rd quarter continuing into the 4th quarter. We look forward to seeing how December 2021 unfolds. We will provide more details in regard to Gross Originations and other key metrics when we report Fourth Quarter and Full Year 2021 results in 2022.”

Chief Executive Officer, Orlando Zayas and Chief Financial Officer, Karissa Cupito, will participate in a fireside chat today, Wednesday, December 1, 2021, at 5:00 PM Eastern Time, at the Stephens Annual Investment Conference.

The live audio webcast will be available on the Katapult Investor Relations website at https://ir.katapultholdings.com/news-events/news-releases. After the event, an archive of the webcast will also be available for a limited time on the Katapult Investor Relations website.

Link to the webcast:
https://wsw.com/webcast/stph32/kplt/1845484

Forward-Looking Statements

Certain statements included in this Press Release that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding our December performance. These statements are based on various assumptions, whether or not identified in this Press Release, and on the current expectations of Katapult’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Katapult. These forward-looking statements are subject to a number of risks and uncertainties, including general economic conditions in the markets where Katapult operates, the cyclical nature of consumer spending, and seasonal sales and spending patterns of customers; failure to realize the anticipated benefits of the transaction with FinServ Acquisition Corp.; risks relating to factors affecting consumer spending that are not under

Katapult’s control, including, among others, levels of employment, disposable consumer income, prevailing interest rates, consumer debt and availability of credit, pandemics (such as COVID-19), consumer confidence in future economic conditions and political conditions, and consumer perceptions of personal well-being and security; risks relating to uncertainty of Katapult’s estimates of market opportunity and forecasts of market growth; risks related to the concentration of a significant portion of Katapult’s business among a limited number of merchants, or type of merchant or industry; the effects of competition on Katapult’s future business; the impact of the COVID-19 pandemic and its effect on Katapult’s business; the ability of Katapult to issue equity or equity-linked securities or obtain debt financing in the future or any impacts related to raising additional capital, and those factors discussed in greater detail in the section entitled “Risk Factors” in Katapult’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on November 12, 2021, as well as in other documents filed, or to be filed, by Katapult, with the SEC. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that Katapult does not presently know or that Katapult currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Katapult’s expectations, plans or forecasts of future events and views as of the date of this Press Release. Katapult anticipates that subsequent events and developments will cause Katapult’s assessments to change. However, while Katapult may elect to update these forward-looking statements at some point in the future, Katapult specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Katapult’s assessments as of any date subsequent to the date of this Press Release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Key Performance Metrics

Gross Originations are defined as the retail price of the merchandise associated with lease-purchase agreements entered into during the period through the Katapult platform. Gross Originations do not represent revenue earned. However, we believe this is a useful operating metric for both the Company and investors to use in assessing the volume of transactions that take place on our platforms.

About Katapult

Katapult (NASDAQ: KPLT) is a next generation platform for digital and mobile-first commerce for the nonprime consumer. Katapult provides point of sale lease purchase options for consumers challenged with accessing traditional financial products who are seeking to obtain everyday durable goods. The Company has developed a sophisticated end-to-end technology platform that enables seamless integration with merchants, underwriting capabilities that exceed the industry standard, and exceptional customer experiences. For additional information, visit Katapult.com.

Contacts
Katapult Vice President of Investor Relations
Bill Wright
917-750-0346
bill.wright@katapult.com

Press Inquiries:
Tribe Builder Media
Kristen Shea
929-367-8993
press@tribebuildermedia.com